Exhibit 99.1

FINANCIAL INSTITUTIONS, INC. ANNOUNCES THIRD QUARTER 2023 RESULTS

WARSAW, N.Y., October 26, 2023 – Financial Institutions, Inc. (NASDAQ: FISI) (the “Company,” “we” or “us”), parent company of Five Star Bank (the “Bank”), SDN Insurance Agency, LLC (“SDN”) and Courier Capital, LLC (“Courier Capital”), today reported financial and operational results for the third quarter ended September 30, 2023.

Net income was $14.0 million for the third quarter of 2023, compared to $14.4 million in the second quarter of 2023 and $13.9 million in the third quarter of 2022. After preferred dividends, net income available to common shareholders was $13.7 million, or $0.88 per diluted share, in the third quarter of 2023, compared to $14.0 million, or $0.91 per diluted share, in the second quarter of 2023, and $13.5 million, or $0.88 per diluted share, in the third quarter of 2022. The Company recorded a provision for credit losses of $966 thousand in the current quarter, compared to $3.2 million in the linked quarter and $4.3 million in the prior year quarter.

Third Quarter 2023 Key Results:

•
Total deposits were $5.32 billion at September 30, 2023, up $281.1 million, or 5.6%, from June 30, 2023 and up $410.8 million, or 8.4%, from one year prior.
•
Total loans were $4.43 billion at September 30, 2023, reflecting an increase of $33.4 million, or 0.8%, from June 30, 2023 and an increase of $564.3 million, or 14.6%, from September 30, 2022.
•
Net interest income of $41.7 million decreased $660 thousand, or 1.6%, and $1.4 million, or 3.2%, from the linked and year-ago quarters, respectively, amid the current rising interest rate environment that has driven higher funding costs.
•
Noninterest income was $10.5 million, down $980 thousand, or 8.5%, from the second quarter of 2023 and down $2.2 million, or 17.1%, from the third quarter of 2022. The variance from the year-ago period was largely driven by the non-recurring nature of a $2.0 million enhancement recorded in the third quarter of 2022 for company owned life insurance.
•
The Company continues to report strong credit quality metrics, including annualized net charge-offs to average loans for the current quarter of 0.14%, as well as non-performing loans to total loans of 0.21% and non-performing assets to total assets of 0.16% as of September 30, 2023.

“Our continued focus on deposit gathering resulted in strong growth during third quarter of 5.6%, with our retail, commercial and Banking-as-a-Service, or BaaS, lines of business all contributing to nonpublic deposit growth,” said President and Chief Executive Officer Martin K. Birmingham. “BaaS deposits totaled approximately $77 million at September 30, 2023, as we continue to gain momentum with fintech clients and their end customers. We also welcomed hundreds of new customers to Five Star Bank as a result of a new marketing campaign launched during the third quarter, supporting our near-term focus on deposit growth as well as our ongoing efforts to gain market share in Upstate New York metros like Buffalo and Rochester. As expected, loan growth was softer in the third quarter, with commercial mortgage demand slowing as a result of economic conditions and higher pricing hurdles. Our asset quality metrics remain strong, reflective of our long-term commitment to credit disciplined loan growth."

Chief Financial Officer and Treasurer W. Jack Plants II added, "While funding costs continued to pressure net interest margin in the third quarter, the pace of compression continues to moderate and our successful deposit gathering provided the capacity to reduce short term borrowings by $304 million during the quarter, supporting margin stability moving forward. With more than $1.2 billion in available liquidity and approximately $1 billion in cash flow anticipated over the next twelve months, we are well-positioned heading into the fourth quarter."

Net Interest Income and Net Interest Margin

Net interest income was $41.7 million for the third quarter of 2023, a decrease of $660 thousand from the second quarter of 2023 and a decrease of $1.4 million from the third quarter of 2022.

Average interest-earning assets for the current quarter were $5.70 billion, an increase of $12.2 million from the second quarter of 2023 due to an $81.1 million increase in average loans, partially offset by a $38.6 million decrease in the average balance of investment securities and a $30.3 million decrease in the average balance of Federal Reserve interest-earning cash. Average interest-earning assets for the current quarter were $473.3 million higher than the third quarter of 2022 due to a $591.4 million increase in average loans and a $20.5 million increase in the average balance of Federal Reserve interest-earning cash, partially offset by a $138.6 million decrease in the average balance of investment securities.

Average interest-bearing liabilities for the current quarter were $4.43 billion, a decrease of $7.4 million from the second quarter of 2023, primarily due to a $72.1 million decrease in average short-term borrowings and an $81.9 million decrease in average interest-bearing demand deposits, partially offset by an $89.1 million increase in average savings and money market deposits and a $57.4 million increase in average time deposits. Average interest-bearing liabilities for the third quarter of 2023 were $513.9 million higher than the year-ago quarter, primarily due to a $136.6 million increase in average borrowings and a $533 thousand increase in average time deposits, partially offset by an $87.4 million decrease in average interest-bearing demand deposits and a $68.2 million decrease in average savings and money market accounts deposits.

Net interest margin was 2.91% in the current quarter as compared to 2.99% in the second quarter of 2023 and 3.28% in the third quarter of 2022, primarily as a result of higher funding costs amid the rising interest rate environment, as well as seasonality and repricing within the public deposit portfolio, partially offset by an increase in the average yield on interest-earnings assets.

Noninterest Income

Noninterest income was $10.5 million for the third quarter of 2023, a decrease of $980 thousand from the second quarter of 2023 and a decrease of $2.2 million from the third quarter of 2022.

•
Service charges on deposits of $1.2 million were flat as compared with the linked second quarter of 2023 and reflected a $390 thousand decrease from the year-ago period, due to a reduction in nonsufficient funds fees as a result of January 2023 changes in the Bank’s consumer overdraft program that align with trends in community banking.
•
Investment advisory income of $2.5 million was $275 thousand lower than the second quarter of 2023 and $178 thousand lower than the third quarter of 2022, primarily due to lower transaction-based fees on retail accounts in the most recent period.
•
Insurance income of $1.7 million was $350 thousand higher than the second quarter of 2023 and $107 thousand higher than the third quarter of 2022, with the linked quarter change largely due to timing of commercial renewals.
•
Company owned life insurance of $1.0 million was relatively flat as compared with the second quarter of 2023 and $1.9 million lower than the third quarter of 2022, when the Company recorded a $2.0 million nonrecurring enhancement related to its previously disclosed surrender and redeploy strategy executed in the year-ago period.
•
Income from investments in limited partnerships of $391 thousand was $78 thousand lower than the second quarter of 2023 and $326 thousand higher than the third quarter of 2022. The Company has made several investments in limited partnerships, primarily small business investment companies, and accounts for these investments under the equity method. Income from these investments fluctuates based on the maturity and performance of the underlying investments.
•
Income from derivative instruments, net was $219 thousand in the current quarter, $484 thousand lower than the second quarter of 2023 and $120 thousand higher than in the third quarter of 2022. Income from derivative instruments, net is based on the number and value of interest rate swap transactions executed during the quarter combined with the impact of changes in the fair value of borrower-facing trades.
•
Net gain on sale of loans held for sale was $115 thousand in the current quarter compared to $122 thousand in the second quarter of 2023 and $308 thousand in the third quarter of 2022.
•
A net loss on tax credit investments of $333 thousand was recognized in the current quarter related to tax credit investments placed in service in the current and prior quarters. The decrease from the second quarter of 2023 was due to an investment placed in service in the second quarter that included a refundable New York investment tax credit, as the net loss (gain) includes the amortization of tax credit investments, offset by New York investment tax credits that are refundable and recorded in noninterest income.

Noninterest Expense

Noninterest expense was $34.7 million in the third quarter of 2023 compared to $33.8 million in the second quarter of 2023 and $32.8 million in the third quarter of 2022.

•
Salaries and employee benefits expense of $18.2 million was $406 thousand higher than the second quarter of 2023 and $210 thousand higher than the third quarter of 2022. The linked quarter change was due to a variety of factors, including lower stock-based compensation expense in the second quarter this year driven by forfeitures and an increase in health insurance benefits due to higher medical claims, partially offset by a decrease in bonus expense. The increase from the prior year quarter was primarily due to annual merit increases and higher retirement expense, partially offset by a decrease in bonus expense.
•
Occupancy and equipment expenses of $3.8 million were up $253 thousand from the linked second quarter of 2023 and flat as compared with the year-ago period. The linked quarter change was primarily due to timing of equipment purchases.
•
Professional services expenses of $1.1 million were $197 thousand lower than the second quarter of 2023 and $171 thousand lower than the third quarter of 2022. The linked quarter decrease was due in part to the lower level of interest rate swap transactions executed during the most recent quarter and the timing of legal fees. The year-over-year decline was primarily due to lower other professional and consulting fees.
•
Computer and data processing expense of $5.1 million was $357 thousand higher than the second quarter of 2023 and $700 thousand higher than the third quarter of 2022 due in part to the Company's investments in data efficiency and marketing technology.
•
FDIC assessments expense of $1.2 million was flat as compared with the linked quarter and up $581 thousand from the year-ago quarter, due in part to the impact of an increase in base deposit insurance assessment rate schedules by two basis points.
•
Other expense of $4.0 million was relatively flat as compared with the second quarter of 2023 and $556 thousand higher than the third quarter of 2022. The year-over-year increase was driven in part by interest charges related to collateral held for derivative transactions.

Income Taxes

Income tax expense was $2.4 million for the third and second quarters of 2023 compared to $4.7 million in the third quarter of 2022. The Company recognized federal and state tax benefits related to tax credit investments placed in service and/or amortized during the third quarter of 2023, second quarter of 2023, and third quarter of 2022, resulting in income tax expense reductions of $731 thousand, $761 thousand, and $511 thousand, respectively.

The effective tax rate was 14.8% for the third quarter of 2023, 14.4% for the second quarter of 2023, and 25.4% for the third quarter of 2022. The effective tax rate fluctuates on a quarterly basis primarily due to the level of pre-tax earnings and may differ from statutory rates because of interest income from tax-exempt securities, earnings on company owned life insurance and the impact of tax credit investments.

Balance Sheet and Capital Management

Total assets were $6.14 billion at September 30, 2023, down $1.1 million from June 30, 2023, and up $515.7 million from September 30, 2022.

Investment securities were $1.01 billion at September 30, 2023, down $63.6 million from June 30, 2023, and down $154.7 million from September 30, 2022. The decline in the linked quarter portfolio balance was driven by the use of portfolio cash flow to fund loan originations. The decrease from September 30, 2022 was primarily the result of a decrease in the fair value of the portfolio due to rising interest rates combined with the use of portfolio cash flow to fund loan originations.

Total loans were $4.43 billion at September 30, 2023, up $33.4 million, or 0.8%, from June 30, 2023, and up $564.3 million, or 14.6%, from September 30, 2022.

•
Commercial business loans totaled $711.5 million, down $8.8 million, or 1.2%, from June 30, 2023, and up $77.6 million, or 12.2%, from September 30, 2022.
•
Commercial mortgage loans totaled $1.99 billion, up $24.1 million, or 1.2%, from June 30, 2023, and up $420.7 million, or 26.9%, from September 30, 2022.
•
Residential real estate loans totaled $635.2 million, up $24.0 million, or 3.9%, from June 30, 2023, and up $57.4 million, or 9.9%, from September 30, 2022.
•
Consumer indirect loans totaled $982.1 million, down $18.8 million, or 1.9%, from June 30, 2023, and down $15.3 million, or 1.5%, from September 30, 2022.

Total deposits were $5.32 billion at September 30, 2023, $281.1 million, or 5.6%, higher than June 30, 2023, and $410.8 million, or 8.4%, higher than September 30, 2022. The increase from June 30, 2023 was primarily the result of increased nonpublic deposits associated with the Company's recent money market advertising campaign as well as Banking-as-a-Service, or BaaS, deposits, along with a modest seasonal increase in public deposits. The increase from September 30, 2022 was driven by increases in nonpublic, reciprocal and brokered deposits. Public deposit balances represented 20% of total deposits at September 30, 2023, 20% at June 30, 2023 and 23% at September 30, 2022.

Short-term borrowings were $70.0 million at September 30, 2023, compared to $374.0 million at June 30, 2023 and $69.0 million at September 30, 2022. Short-term borrowings and brokered deposits have historically been utilized to manage the seasonality of public deposits.

Shareholders’ equity was $408.7 million at September 30, 2023, compared to $425.9 million at June 30, 2023, and $394.0 million at September 30, 2022. Shareholders’ equity has been negatively impacted since 2022 by an increase in accumulated other comprehensive loss associated with unrealized losses in the available for sale securities portfolio. Management believes the unrealized losses are temporary in nature, as they are associated with the increase in interest rates. The securities portfolio continues to generate cash flow and given the high quality of the agency mortgage-backed securities portfolio, management expects the bonds to ultimately mature at a terminal value equivalent to par.

Common book value per share was $25.41 at September 30, 2023, a decrease of $1.12, or 4.2%, from $26.53 at June 30, 2023, and an increase of $0.84, or 3.4%, from $24.57 at September 30, 2022. Tangible common book value per share(1) was $20.69 at September 30, 2023, a decrease of $1.10, or 5.0%, from $21.79 at June 30, 2023, and an increase of $0.92, or 4.7%, from $19.77 at September 30, 2022. The common equity to assets ratio was 6.37% at September 30, 2023, compared to 6.65% at June 30, 2023, and 6.70% at September 30, 2022. Tangible common equity to tangible assets(1), or the TCE ratio, was 5.25%, 5.53% and 5.46% at September 30, 2023, June 30, 2023, and September 30, 2022, respectively. The primary driver of variations in all four measures for the comparable linked and year-ago period ends was the previously described changes in accumulated other comprehensive loss.

During the third quarter of 2023, the Company declared a common stock dividend of $0.30 per common share, consistent with the linked quarter and representing an increase of 3.4% over the prior year quarter. The dividend returned 33.7% of third quarter net income to common shareholders.

The Company’s regulatory capital ratios at September 30, 2023 continued to exceed all regulatory capital requirements to be considered well capitalized.

•
Leverage Ratio was 8.20% compared to 8.08% and 8.35% at June 30, 2023, and September 30, 2022, respectively.
•
Common Equity Tier 1 Capital Ratio was 9.26% compared to 9.10% and 9.75% at June 30, 2023, and September 30, 2022, respectively.
•
Tier 1 Capital Ratio was 9.58% compared to 9.43% and 10.12% at June 30, 2023, and September 30, 2022, respectively.
•
Total Risk-Based Capital Ratio was 11.91% compared to 11.77% and 12.53% at June 30, 2023, and September 30, 2022, respectively.

Credit Quality

Non-performing loans were $9.5 million, or 0.21% of total loans, at September 30, 2023, as compared to $9.9 million, or 0.23% of total loans, at June 30, 2023, and $8.5 million, or 0.22% of total loans, at September 30, 2022. Net charge-offs were $1.6 million, representing 0.14% of average loans on an annualized basis, for the current quarter, as compared to net charge-offs of $0.6 million, or an annualized 0.06% of average loans, in the second quarter of 2023 and net charge-offs of $2.2 million, or an annualized 0.22%, in the third quarter of 2022. During the third quarter of 2023, the Company recovered $1.0 million primarily associated with the payoff of one commercial loan that we previously recorded a partial charge-off for in the fourth quarter of 2022.

At September 30, 2023, the allowance for credit losses on loans to total loans ratio was 1.12%, compared to 1.13% at June 30, 2023, and 1.14% at September 30, 2022.

Provision for credit losses was $966 thousand in the current quarter, compared to $3.2 million in the linked quarter and $4.3 million in the prior year quarter. Provision for credit losses on loans was $1.4 million in the current quarter, compared to $2.9 million in the second quarter of 2023 and $3.8 million in the third quarter of 2022. The allowance for unfunded commitments, also included in provision for credit losses as required by the current expected credit loss standard (“CECL”), totaled a credit of $426 thousand in the third quarter of 2023, a provision of $287 thousand in the second quarter of 2023, and a provision of $507 thousand in the third quarter of 2022. Provision for credit losses for the third quarter of 2023 reflected a modest decrease in the national unemployment forecast, coupled with sustained low levels of overall net charge-offs, driven in the current quarter by the previously disclosed commercial recovery and a decline in the level of unfunded commitments.

The Company has remained strategically focused on the importance of credit discipline, allocating what it believes are the necessary resources to credit and risk management functions as the loan portfolio has grown. The ratio of allowance for credit losses on loans to non-performing loans was 521% at September 30, 2023, 503% at June 30, 2023, and 517% at September 30, 2022.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended September 30, 2023, on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of September 30, 2023, and will adjust amounts preliminarily reported, if necessary.

Conference Call

The Company will host an earnings conference call and audio webcast on October 27, 2023 at 8:30 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and W. Jack Plants II, Chief Financial Officer and Treasurer. The live webcast will be available in listen-only mode on the Company’s website at www.FISI-investors.com. Within the United States, listeners may also access the call by dialing 1-833-470-1428 and providing the access code 057589. The webcast replay will be available on the Company’s website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. (NASDAQ: FISI) is an innovative financial holding company with approximately $6.1 billion in assets offering banking, insurance and wealth management products and services through a network of subsidiaries. Its Five Star Bank subsidiary provides consumer and commercial banking and lending services to individuals, municipalities and businesses through its Western and Central New York branch network and its Mid-Atlantic commercial loan production office serving the Baltimore and Washington, D.C. region. SDN Insurance Agency, LLC provides a broad range of insurance services to personal and business clients, while Courier Capital, LLC offers customized investment management, consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Learn more at five-starbank.com and FISI-investors.com.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. A reconciliation of these non-GAAP measures to GAAP measures is included in Appendix A to this document.

The Company believes that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, performance trends and financial position. Our management uses these measures for internal planning and forecasting purposes and we believe that our presentation and discussion, together with the accompanying reconciliations, allows investors, security analysts and other interested parties to view our performance and the factors and trends affecting our business in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP measures, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure to evaluate the Company. Non-GAAP financial measures have inherent limitations, are not uniformly applied and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “believe,” "continue," “estimate,” “expect,” “forecast,” “intend,” “plan,” “preliminary,” “should,” or “will.” Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; inflation; changes in deposit flows and the cost and availability of funds; the Company’s ability to implement its strategic plan, including by expanding its commercial lending footprint and integrating its acquisitions; whether the Company experiences greater credit losses than expected; whether the Company experiences breaches of its, or third party, information systems; the attitudes and preferences of the Company’s customers; legal and regulatory proceedings and related matters, including any action described in our reports filed with the SEC, could adversely affect us and the banking industry in general; the competitive environment; fluctuations in the fair value of securities in its investment portfolio; changes in the regulatory environment and the Company’s compliance with regulatory requirements; and general economic and credit market conditions nationally and regionally; and the macroeconomic volatility related to the impact of the COVID-19 pandemic or global political unrest. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

*****

For additional information contact:

Kate Croft

Director of Investor and External Relations

(716) 817-5159

klcroft@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2023			2022
	September 30,	June 30,	March 31,	December 31,	September 30,
SELECTED BALANCE SHEET DATA:

Cash and cash equivalents	$192,111	$180,248	$139,974	$130,466	$118,581
Investment securities:
Available for sale	854,215	912,122	945,442	954,371	965,531
Held-to-maturity, net	154,204	159,893	180,052	188,975	197,538
Total investment securities	1,008,419	1,072,015	1,125,494	1,143,346	1,163,069
Loans held for sale	1,873	805	682	550	2,074
Loans:
Commercial business	711,538	720,372	695,110	664,249	633,894
Commercial mortgage	1,985,279	1,961,220	1,841,481	1,679,840	1,564,545
Residential real estate loans	635,209	611,199	591,846	589,960	577,821
Residential real estate lines	76,722	75,971	76,086	77,670	77,336
Consumer indirect	982,137	1,000,982	1,022,202	1,023,620	997,423
Other consumer	40,281	28,065	16,607	15,110	15,832
Total loans	4,431,166	4,397,809	4,243,332	4,050,449	3,866,851
Allowance for credit losses - loans	49,630	49,836	47,528	45,413	44,106
Total loans, net	4,381,536	4,347,973	4,195,804	4,005,036	3,822,745
Total interest-earning assets	5,747,191	5,749,015	5,600,786	5,428,533	5,073,983
Goodwill and other intangible assets, net	72,725	72,950	73,180	73,414	73,653
Total assets	6,140,149	6,141,298	5,966,992	5,797,272	5,624,482
Deposits:
Noninterest-bearing demand	1,035,350	1,022,788	1,067,011	1,139,214	1,135,125
Interest-bearing demand	827,842	823,983	901,251	863,822	946,431
Savings and money market	1,943,794	1,641,014	1,701,663	1,643,516	1,800,321
Time deposits	1,508,987	1,547,076	1,471,382	1,282,872	1,023,277
Total deposits	5,315,973	5,034,861	5,141,307	4,929,424	4,905,154
Short-term borrowings	70,000	374,000	116,000	205,000	69,000
Long-term borrowings, net	124,454	124,377	124,299	74,222	74,144
Total interest-bearing liabilities	4,475,077	4,510,450	4,314,595	4,069,432	3,913,173
Shareholders’ equity	408,716	425,873	422,823	405,605	394,048
Common shareholders’ equity	391,424	408,581	405,531	388,313	376,756
Tangible common equity (1)	318,699	335,631	332,351	314,899	303,103
Accumulated other comprehensive loss	$(161,389)	$(134,472)	$(127,372)	$(137,487)	$(141,183)

Common shares outstanding	15,402	15,402	15,375	15,340	15,334
Treasury shares	698	698	724	760	765
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	8.20%	8.08%	8.19%	8.33%	8.35%
Common equity Tier 1 capital ratio	9.26%	9.10%	9.21%	9.42%	9.75%
Tier 1 capital ratio	9.58%	9.43%	9.55%	9.78%	10.12%
Total risk-based capital ratio	11.91%	11.77%	11.93%	12.13%	12.53%
Common equity to assets	6.37%	6.65%	6.80%	6.70%	6.70%
Tangible common equity to tangible assets (1)	5.25%	5.53%	5.64%	5.50%	5.46%

Common book value per share	$25.41	$26.53	$26.38	$25.31	$24.57
Tangible common book value per share (1)	$20.69	$21.79	$21.62	$20.53	$19.77

(1)
See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	Nine Months Ended		2023			2022
	September 30,		Third	Second	First	Fourth	Third
	2023	2022	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT DATA:
Interest income	$209,586	$138,302	$74,700	$71,115	$63,771	$57,805	$50,675
Interest expense	83,757	14,079	33,023	28,778	21,956	14,656	7,607
Net interest income	125,829	124,223	41,677	42,337	41,815	43,149	43,068
Provision for credit losses	8,410	7,196	966	3,230	4,214	6,115	4,314
Net interest income after provision for credit losses	117,419	117,027	40,711	39,107	37,601	37,034	38,754
Noninterest income:
Service charges on deposits	3,457	4,403	1,207	1,223	1,027	1,486	1,597
Insurance income	5,093	4,902	1,678	1,328	2,087	1,462	1,571
Card interchange income	6,140	6,131	2,094	2,107	1,939	2,074	2,076
Investment advisory	8,286	8,669	2,544	2,819	2,923	2,824	2,722
Company owned life insurance	2,974	4,667	1,027	953	994	875	2,965
Investments in limited partnerships	1,111	1,102	391	469	251	191	65
Loan servicing	395	383	135	114	146	124	139
Income from derivative instruments, net	1,418	1,263	219	703	496	656	99
Net gain on sale of loans held for sale	349	1,045	115	122	112	182	308
Net loss on investment securities	-	(15)	-	-	-	-	-
Net gain (loss) on other assets	31	(15)	(1)	(7)	39	(1)	(22)
Net (loss) gain on tax credit investments	(45)	(704)	(333)	489	(201)	(111)	(385)
Other	3,667	3,503	1,410	1,146	1,111	1,175	1,517
Total noninterest income	32,876	35,334	10,486	11,466	10,924	10,937	12,652
Noninterest expense:
Salaries and employee benefits	54,047	51,532	18,160	17,754	18,133	18,101	17,950
Occupancy and equipment	11,059	11,564	3,791	3,538	3,730	3,539	3,793
Professional services	3,844	4,172	1,076	1,273	1,495	1,420	1,247
Computer and data processing	14,548	12,959	5,107	4,750	4,691	4,679	4,407
Supplies and postage	1,418	1,450	455	473	490	493	440
FDIC assessments	3,586	1,785	1,232	1,239	1,115	655	651
Advertising and promotions	1,556	1,437	744	498	314	576	651
Amortization of intangibles	689	747	225	230	234	239	244
Restructuring (recoveries) charges	(74)	1,269	(55)	(19)	-	350	-
Other	11,505	8,934	4,000	4,046	3,459	3,461	3,444
Total noninterest expense	102,178	95,849	34,735	33,782	33,661	33,513	32,827
Income before income taxes	48,117	56,512	16,462	16,791	14,864	14,458	18,579
Income tax expense	7,633	12,027	2,440	2,418	2,775	2,370	4,725
Net income	40,484	44,485	14,022	14,373	12,089	12,088	13,854
Preferred stock dividends	1,094	1,095	365	364	365	364	365
Net income available to common shareholders	$39,390	$43,390	$13,657	$14,009	$11,724	$11,724	$13,489
FINANCIAL RATIOS:
Earnings per share – basic	$2.56	$2.82	$0.89	$0.91	$0.76	$0.76	$0.88
Earnings per share – diluted	$2.55	$2.80	$0.88	$0.91	$0.76	$0.76	$0.88
Cash dividends declared on common stock	$0.90	$0.87	$0.30	$0.30	$0.30	$0.29	$0.29
Common dividend payout ratio	35.16%	30.85%	33.71%	32.97%	39.47%	38.16%	32.95%
Dividend yield (annualized)	7.15%	4.83%	7.07%	7.64%	6.31%	4.72%	4.78%
Return on average assets (annualized)	0.90%	1.06%	0.92%	0.95%	0.84%	0.85%	0.98%
Return on average equity (annualized)	12.72%	13.07%	12.96%	13.43%	11.73%	11.92%	12.55%
Return on average common equity (annualized)	12.90%	13.25%	13.15%	13.64%	11.87%	12.08%	12.72%
Return on average tangible common equity (annualized) (1)	15.72%	15.95%	15.98%	16.58%	14.53%	14.94%	15.43%
Efficiency ratio (2)	64.25%	59.91%	66.47%	62.66%	63.68%	61.82%	58.78%
Effective tax rate	15.9%	21.3%	14.8%	14.4%	18.7%	16.4%	25.4%

(1)
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.
(2)
The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	Nine Months Ended		2023			2022
	September 30,		Third	Second	First	Fourth	Third
	2023	2022	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest- earning deposits	$72,977	$49,048	$62,673	$92,954	$63,311	$49,073	$42,183
Investment securities (1)	1,266,832	1,401,540	1,230,590	1,269,181	1,301,506	1,332,776	1,369,166
Loans:
Commercial business	697,728	626,121	712,224	710,145	670,354	636,470	623,916
Commercial mortgage	1,879,077	1,458,961	1,977,978	1,911,729	1,744,963	1,633,298	1,514,138
Residential real estate loans	603,268	578,354	621,074	598,638	589,747	582,352	577,094
Residential real estate lines	76,219	77,062	75,847	76,191	76,627	77,342	76,853
Consumer indirect	1,008,311	1,009,475	989,614	1,011,338	1,024,362	1,003,728	1,012,787
Other consumer	23,712	14,454	34,086	21,686	15,156	15,175	14,648
Total loans	4,288,315	3,764,427	4,410,823	4,329,727	4,121,209	3,948,365	3,819,436
Total interest-earning assets	5,628,125	5,215,015	5,704,086	5,691,862	5,486,026	5,330,214	5,230,785
Goodwill and other intangible assets, net	73,079	74,036	72,851	73,079	73,312	73,547	73,791
Total assets	5,991,075	5,586,311	6,073,653	6,053,258	5,843,786	5,667,331	5,599,964
Interest-bearing liabilities:
Interest-bearing demand	831,345	905,224	766,637	848,552	880,093	923,374	854,015
Savings and money market	1,691,783	1,882,342	1,749,202	1,660,148	1,665,075	1,764,230	1,817,413
Time deposits	1,484,919	971,681	1,564,035	1,506,592	1,382,131	1,116,135	1,031,162
Short-term borrowings	221,392	85,585	222,871	294,923	145,533	87,783	136,610
Long-term borrowings, net	121,033	74,020	124,407	124,329	114,251	74,175	74,096
Total interest-bearing liabilities	4,350,472	3,918,852	4,427,152	4,434,544	4,187,083	3,965,697	3,913,296
Noninterest-bearing demand deposits	1,038,798	1,099,234	1,022,423	1,029,681	1,064,754	1,123,223	1,115,759
Total deposits	5,046,845	4,858,481	5,102,296	5,044,973	4,992,053	4,926,962	4,818,349
Total liabilities	5,565,583	5,131,281	5,644,488	5,624,006	5,425,851	5,265,134	5,162,057
Shareholders’ equity	425,492	455,030	429,165	429,252	417,935	402,197	437,907
Common equity	408,200	437,738	411,873	411,960	400,643	384,905	420,615
Tangible common equity (2)	335,121	363,702	339,022	338,881	327,331	311,358	346,824
Common shares outstanding:
Basic	15,371	15,403	15,391	15,372	15,348	15,330	15,329
Diluted	15,443	15,484	15,462	15,413	15,435	15,413	15,393
SELECTED AVERAGE YIELDS: (Tax equivalent basis)
Investment securities	1.89%	1.79%	1.88%	1.89%	1.90%	1.88%	1.81%
Loans	5.90%	4.25%	6.15%	5.93%	5.61%	5.15%	4.62%
Total interest-earning assets	4.98%	3.55%	5.21%	5.02%	4.71%	4.32%	3.86%
Interest-bearing demand	0.75%	0.14%	0.83%	0.77%	0.64%	0.52%	0.18%
Savings and money market	2.05%	0.32%	2.51%	2.00%	1.60%	1.20%	0.56%
Time deposits	3.78%	0.62%	4.20%	3.76%	3.33%	2.31%	1.12%
Short-term borrowings	3.98%	1.49%	3.98%	4.30%	3.35%	2.48%	1.95%
Long-term borrowings, net	5.08%	5.73%	5.05%	5.04%	5.11%	5.72%	5.72%
Total interest-bearing liabilities	2.57%	0.48%	2.96%	2.60%	2.12%	1.47%	0.77%
Net interest rate spread	2.41%	3.07%	2.25%	2.42%	2.59%	2.85%	3.09%
Net interest margin	2.99%	3.19%	2.91%	2.99%	3.09%	3.23%	3.28%

(1)
Includes investment securities at adjusted amortized cost.
(2)
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	Nine Months Ended		2023			2022
	September 30,		Third	Second	First	Fourth	Third
	2023	2022	Quarter	Quarter	Quarter	Quarter	Quarter
ASSET QUALITY DATA:
Allowance for Credit Losses - Loans
Beginning balance	$45,413	$39,676	$49,836	$47,528	$45,413	$44,106	$42,452
Net loan charge-offs (recoveries):
Commercial business	(59)	(43)	32	33	(124)	(21)	(96)
Commercial mortgage	(958)	(2,020)	(972)	16	(2)	1,167	(1)
Residential real estate loans	67	37	(4)	13	58	242	(4)
Residential real estate lines	41	18	-	25	16	(19)	35
Consumer indirect	4,421	3,087	2,283	300	1,838	1,451	1,890
Other consumer	811	821	259	249	303	518	329
Total net charge-offs (recoveries)	4,323	1,900	1,598	636	2,089	3,338	2,153
Provision for credit losses - loans	8,540	6,330	1,392	2,944	4,204	4,645	3,807
Ending balance	$49,630	$44,106	$49,630	$49,836	$47,528	$45,413	$44,106

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	-0.01%	-0.01%	0.02%	0.02%	-0.08%	-0.01%	-0.06%
Commercial mortgage	-0.07%	-0.19%	-0.19%	0.00%	0.00%	0.28%	0.00%
Residential real estate loans	0.01%	0.01%	0.00%	0.01%	0.04%	0.16%	0.00%
Residential real estate lines	0.07%	0.03%	0.00%	0.13%	0.09%	-0.10%	0.18%
Consumer indirect	0.59%	0.41%	0.92%	0.12%	0.73%	0.57%	0.74%
Other consumer	4.57%	7.59%	3.00%	4.62%	8.10%	13.57%	8.90%
Total loans	0.13%	0.07%	0.14%	0.06%	0.21%	0.34%	0.22%

Supplemental information (1)
Non-performing loans:
Commercial business	$254	$1,358	$254	$415	$334	$340	$1,358
Commercial mortgage	686	843	686	2,477	2,550	2,564	843
Residential real estate loans	4,992	3,550	4,992	3,820	3,267	4,071	3,550
Residential real estate lines	201	119	201	208	159	142	119
Consumer indirect	3,382	2,666	3,382	2,982	2,487	3,079	2,666
Other consumer	6	-	6	5	4	2	-
Total non-performing loans	9,521	8,536	9,521	9,907	8,801	10,198	8,536
Foreclosed assets	162	-	162	163	101	19	-
Total non-performing assets	$9,683	$8,536	$9,683	$10,070	$8,902	$10,217	$8,536

Total non-performing loans to total loans	0.21%	0.22%	0.21%	0.23%	0.21%	0.25%	0.22%
Total non-performing assets to total assets	0.16%	0.15%	0.16%	0.16%	0.15%	0.18%	0.15%
Allowance for credit losses - loans to total loans	1.12%	1.14%	1.12%	1.13%	1.12%	1.12%	1.14%
Allowance for credit losses - loans to non-performing loans	521%	517%	521%	503%	540%	445%	517%

(1)
At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	Nine Months Ended		2023			2022
	September 30,		Third	Second	First	Fourth	Third
	2023	2022	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets			$6,140,149	$6,141,298	$5,966,992	$5,797,272	$5,624,482
Less: Goodwill and other intangible assets, net			72,725	72,950	73,180	73,414	73,653
Tangible assets			$6,067,424	$6,068,348	$5,893,812	$5,723,858	$5,550,829

Ending tangible common equity:
Common shareholders’ equity			$391,424	$408,581	$405,531	$388,313	$376,756
Less: Goodwill and other intangible assets, net			72,725	72,950	73,180	73,414	73,653
Tangible common equity			$318,699	$335,631	$332,351	$314,899	$303,103

Tangible common equity to tangible assets (1)			5.25%	5.53%	5.64%	5.50%	5.46%

Common shares outstanding			15,402	15,402	15,375	15,340	15,334
Tangible common book value per share (2)			$20.69	$21.79	$21.62	$20.53	$19.77

Average tangible assets:
Average assets	$5,991,075	$5,586,311	$6,073,653	$6,053,258	$5,843,786	$5,667,331	$5,599,964
Less: Average goodwill and other intangible assets, net	73,079	74,036	72,851	73,079	73,312	73,547	73,791
Average tangible assets	$5,917,996	$5,512,275	$6,000,802	$5,980,179	$5,770,474	$5,593,784	$5,526,173

Average tangible common equity:
Average common equity	$408,200	$437,738	$411,873	$411,960	$400,643	$384,905	$420,615
Less: Average goodwill and other intangible assets, net	73,079	74,036	72,851	73,079	73,312	73,547	73,791
Average tangible common equity	$335,121	$363,702	$339,022	$338,881	$327,331	$311,358	$346,824

Net income available to common shareholders	$39,390	$43,390	$13,657	$14,009	$11,724	$11,724	$13,489
Return on average tangible common equity (3)	15.72%	15.95%	15.98%	16.58%	14.53%	14.94%	15.43%

Pre-tax pre-provision income:
Net income	$40,484	$44,485	$14,022	$14,373	$12,089	$12,088	$13,854
Add: Income tax expense	7,633	12,027	2,440	2,418	2,775	2,370	4,725
Add: Provision for credit losses	8,410	7,196	966	3,230	4,214	6,115	4,314
Pre-tax pre-provision income	$56,527	$63,708	$17,428	$20,021	$19,078	$20,573	$22,893
Adjustments:
Restructuring (recoveries) charges	(74)	1,269	(55)	(19)	-	350	-
Enhancement from COLI surrender and redeployment	-	(1,997)	-	-	-	-	(1,997)
Adjusted pre-tax pre-provision income	$56,453	$62,980	$17,373	$20,002	$19,078	$20,923	$20,896
Less: Paycheck Protection Program "PPP" accretion interest income and fees	(23)	(2,193)	(7)	(8)	(8)	(78)	(312)
Pre-PPP adjusted pre-tax pre-provision income	$56,430	$60,787	$17,366	$19,994	$19,070	$20,845	$20,584

Total loans excluding PPP loans:
Total loans			$4,431,166	$4,397,809	$4,243,332	$4,050,449	$3,866,851
Less: Total PPP loans			972	1,032	1,094	1,161	2,783
Total loans excluding PPP loans			$4,430,194	$4,396,777	$4,242,238	$4,049,288	$3,864,068

Allowance for credit losses - loans			$49,630	$49,836	$47,528	$45,413	$44,106
Allowance for credit losses - loans to total loans excluding PPP loans (4)			1.12%	1.13%	1.12%	1.12%	1.14%

(1)
Tangible common equity divided by tangible assets.
(2)
Tangible common equity divided by common shares outstanding.
(3)
Net income available to common shareholders (annualized) divided by average tangible common equity.
(4)
Allowance for credit losses – loans divided by total loans excluding PPP loans.